CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post Effective Registration Statement on Form N-1A of the Davlin Philanthropic Funds. Such reference is included in the Prospectus and Statement of Additional Information of the Davlin Philanthropic Fund under “Independent Registered Public Accounting Firm.”

BBD, LLP

Philadelphia, Pennsylvania

July18, 2012